Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Syntroleum Corporation on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Syntroleum Corporation on Forms S-3 (File Nos. 333-126459, 333-111716, and 333-62290) and on Forms S-8 (File Nos. 333-126427, 333-126425, 333-104360, 333-53714, 333-62862, and 333-64321).

/s/ Grant Thornton LLP

Tulsa, Oklahoma

March 3, 2006